Exhibit 99.1

Concho Resources Inc. Reports Third Quarter 2010 Financial and Operating Results and Provides 2011 Capital Budget Detail and Guidance

MIDLAND, Texas--(BUSINESS WIRE)--November 3, 2010--Concho Resources Inc. (NYSE: CXO) (“Concho” or the “Company”) today reported financial and operating results for the three and nine months ended September 30, 2010. Highlights include:

  Production of 3.9 million barrels of oil equivalents (“MMBoe”) for the third quarter of 2010, a 36% increase over the third quarter of 2009 and a 13% increase over the second quarter of 2010
  Net income of $20.8 million, or $0.22 per diluted share, for the third quarter of 2010, as compared to a net income of $19.8 million, or $0.23 per diluted share, in the third quarter of 2009
  Adjusted net income (non-GAAP)1 of $71.4 million, or $0.77 per diluted share, for the third quarter of 2010, as compared to $31.7 million, or $0.37 per diluted share, for the third quarter of 2009
  EBITDAX2 of $184.1 million for the third quarter of 2010, a 38% increase over the third quarter of 2009

1 Adjusted net income (non-GAAP) is comparable to securities analyst estimates. For an explanation of how we calculate adjusted net income (non-GAAP) and a reconciliation of net income (loss) (GAAP) to adjusted net income (non-GAAP), please see "Supplemental Non-GAAP Financial Measures" below.

2 For an explanation of how we calculate and use EBITDAX and a reconciliation of net income (loss) to EBITDAX, please see "Supplemental Non-GAAP Financial Measures" below.

Production for the third quarter of 2010 totaled 3.9 MMBoe (2.7 million barrels of oil (“MMBbls”) and 7.5 billion cubic feet of natural gas (“Bcf”)), an increase of 36% as compared to 2.9 MMBoe (1.9 MMBbls and 5.8 Bcf) produced in the third quarter of 2009. The Company’s results for the third quarter of 2010 do not include any contribution from the assets acquired from Marbob Energy Corporation and its affiliates (“Marbob”) during the fourth quarter of 2010.

Timothy A. Leach, Concho's Chairman, CEO and President, commented, “Through the first nine months of this year, our business performed above expectations primarily due to our continued focus and strong results from the New Mexico Shelf and Texas Permian core operating areas. As we move into 2011, we will dedicate approximately 80% of our drilling capital to these same two core operating areas, complemented by our increased spending in the emerging Bone Spring play. We carry significant momentum into 2011, and even though the Company’s production base is considerably larger, I expect that we should maintain a similar organic growth profile as in the past, while spending substantially within our cash flow.”

For the three months ended September 30, 2010, the Company reported net income of $20.8 million, or $0.22 per diluted share, as compared to net income of $19.8 million, or $0.23 per diluted share, for the three months ended September 30, 2009. The Company’s third quarter 2010 results were impacted by several non-cash items including: (i) a $70.2 million non-cash mark-to-market loss on derivatives not designated as hedges, (ii) a $1.9 million impairment of long-lived assets and (iii) $3.2 million of leasehold abandonments. Excluding these items and their tax effects, third quarter 2010 adjusted net income (non-GAAP) was $71.4 million, or $0.77 per diluted share. Excluding these non-cash items in the third quarter of 2009, adjusted net income (non-GAAP) was $31.7 million, or $0.37 per diluted share. For a reconciliation of net income (loss) (GAAP) to adjusted net income (non-GAAP), please refer to the attached tables under the heading “Supplemental Non-GAAP Financial Measures” below.

EBITDAX (defined as net income (loss), plus (1) exploration and abandonments expense, (2) depreciation, depletion and amortization expense, (3) accretion expense, (4) impairments of long-lived assets, (5) non-cash stock-based compensation expense, (6) bad debt expense, (7) unrealized (gain) loss on derivatives not designated as hedges, (8) interest expense and (9) federal and state income taxes) increased to $184.1 million in the third quarter of 2010, as compared to $133.8 million in the third quarter of 2009. For a reconciliation of net income (loss) to EBITDAX, please refer to the attached tables under the heading “Supplemental Non-GAAP Financial Measures” below.

The Company's cash flow from operating activities (GAAP) for the nine months ended September 30, 2010 was $402.8 million, as compared to $232.1 million for the nine months ended September 30, 2009, an increase of 74%. Adjusted cash flow (non-GAAP), which is cash flow from operating activities adjusted for settlements received from (paid on) derivatives not designated as hedges was $397.5 million for the nine months ended September 30, 2010, as compared to $309.7 million for the nine months ended September 30, 2009, an increase of 28%. By including settlements received from (paid on) derivatives not designated as hedges, we believe that we present our cash flow from operations in a manner that allows for better comparability of our results with those of similar companies. For a reconciliation of cash flow from operating activities (GAAP) to adjusted cash flow (non-GAAP), please refer to the attached tables under the heading “Supplemental Non-GAAP Financial Measures” below.

The Company had cash receipts from settlements on derivative contracts not designated as hedges of $4.1 million in the third quarter of 2010, as compared to $16.1 million for the third quarter of 2009. To better understand the impact of the Company’s derivatives positions and their impact on the third quarter statements of operations, please see the “Summary Production and Price Data” table at the end of this press release.

Operating revenues for the third quarter of 2010 increased 57% when compared to the third quarter of 2009. This increase is attributable to the 36% increase in production, the 13% increase in the Company’s unhedged realized oil price and the 19% increase in the Company’s unhedged realized natural gas price in the third quarter of 2010 compared to the same period in 2009.

Oil and natural gas production expense for the third quarter of 2010, including taxes, totaled $45.1 million, or $11.56 per barrel of oil equivalent (“Boe”). The increase in lease operating expenses over the third quarter of 2009 was primarily due to our wells successfully drilled and completed in 2009 and 2010, additional interests acquired in the Wolfberry acquisitions in December 2009 and due to the benefit of the overestimate of prior period costs reflected in the third quarter of 2009. The lease operating expenses during the third quarter of 2009 include the benefit of approximately $2.3 million ($0.79 per Boe) related to overestimate of costs in the prior periods.

Depreciation, depletion and amortization (“DD&A”) for the third quarter of 2010 totaled $61.9 million, or $15.88 per Boe, a 17% decrease per Boe from $54.8 million, or $19.10 per Boe, in the third quarter of 2009. The decrease in depletion expense per Boe was primarily due to the increase in the oil and natural gas prices between the periods utilized to determine proved reserves, the increase in proved reserves from the successful 2009 and 2010 drilling of unproved properties and the increase in total proved reserves due to the new rules related to disclosures of oil and natural gas reserves issued by the United States Securities and Exchange Commission (“SEC”).

General and administrative expense (“G&A”) for the quarter ended September 30, 2010 totaled $15.0 million. Recurring cash G&A for the quarter totaled $11.8 million and stock-based compensation (non-cash) totaled $3.2 million.

Operations

For the nine months ended September 30, 2010, the Company commenced the drilling of or participated in a total of 465 gross wells (394 operated), of which 349 had been completed as producers, 115 of which were in progress and one of which was unsuccessful at September 30, 2010. Currently, the Company is operating 31 drilling rigs, all in the Permian Basin. Eight of these rigs are drilling Yeso wells on the New Mexico Shelf, seventeen are drilling Wolfberry wells in the Texas Permian, five are drilling Bone Spring wells in the Delaware Basin and one is drilling Lower Abo wells on the New Mexico Shelf.

New Mexico Shelf

During the third quarter of 2010, the Company drilled 64 wells (59 operated) on its New Mexico Shelf assets, which includes both the Yeso and the Lower Abo, with a 100% success rate on the 32 wells that had been completed by September 30, 2010. During the first nine months of 2010, the Company drilled 179 operated wells on the New Mexico Shelf and participated in sixteen additional wells.

On the New Mexico Shelf, the Company drilled or participated in four Lower Abo wells in the third quarter of 2010, of which one was completed at quarter end. During the first nine months of 2010, the Company drilled nine operated wells in the Lower Abo horizontal oil play and participated in an additional four wells. In the third quarter of 2010, production from the Lower Abo wells, net to the Company’s interest, averaged approximately 2,000 Boepd.

Texas Permian

During the third quarter of 2010, the Company drilled 90 wells (87 operated) on its Texas Permian assets, with a 100% success rate on the 24 wells that had been completed by September 30, 2010. During the first nine months of 2010, the Company drilled 214 operated wells in the Texas Permian and participated in an additional eleven wells.

Delaware Basin

During the third quarter of 2010, the Company drilled one operated Bone Spring well on its Delaware Basin assets, which was in progress at quarter end. During the first nine months of 2010, the Company drilled one operated well in the Bone Spring and participated in two additional wells. Marbob drilled or participated in 44 Bone Spring wells during the first nine months of 2010.

Bakken

The Company participated in ten Bakken wells during the third quarter of 2010. During the first nine months of 2010, the Company participated in 32 wells in the Bakken. In the third quarter of 2010, production from the Bakken, net to the Company’s interest, averaged approximately 1,500 Boepd.

2011 Capital Budget

On November 3, 2010, Concho’s Board of Directors approved a capital budget for 2011 of approximately $1.1 billion, which the Company believes will yield production in the range of 22.5 – 23.0 MMBoe. This budget contemplates an activity level similar to the Company’s projected year-end 2010 drilling activity, including operating an average of 29 drilling rigs for the year. The Company currently estimates that approximately 90% of this budget could be funded with after-tax cash flow assuming (i) a NYMEX crude oil price of $75 per barrel and a NYMEX natural gas price of $4 per thousand cubic feet of natural gas (“Mcf”) for the Company’s unhedged production, and (ii) that the Company achieves the mid-point of its 2011 production guidance. The Company intends to monitor both the direction of commodity prices and the costs of goods and services and may adjust its capital budget, and resultant estimated production and cash flows, as conditions warrant.

Of the approximately $940 million dedicated to the Company's core areas, approximately $580 million will be dedicated to drilling and recompletion projects on the Company’s New Mexico Shelf assets (primarily in the Yeso play), approximately $220 million will be dedicated to drilling and recompletion projects on its Texas Permian assets (primarily in the Wolfberry play) and approximately $140 million will be dedicated drilling and recompletion projects on the Delaware Basin assets (primarily in the Bone Spring play). On its New Mexico Shelf assets, the Company plans to drill approximately 540 Yeso wells and 13 Lower Abo wells. On its Texas Permian assets, the Company plans to drill approximately 210 Wolfberry wells. On its Delaware Basin assets, the Company plans to drill approximately 50 Bone Spring wells. The remaining $160 million of capital will be allocated between leasehold acquisition, geological and geophysical (“G&G”) costs and other emerging play costs ($60 million) and facilities ($100 million).

Liquidity Update

Pro forma at September 30, 2010, after taking into account the closing of the Marbob acquisition, the resolution of the Marbob preferential right dispute, the amendment to the Company’s credit facility, the private placement and estimated related transaction costs, the Company would have approximately $470 million of availability under its credit facility.

2011 Guidance

Production:
Oil equivalent (MMBoe)	22.5 - 23.0
Oil (MMBbls)	14.7 - 15.0
Natural gas (Bcf)	47.0 - 47.5

Price differentials to NYMEX:
(excluding the effects of hedging)
Oil (Bbl)	93 - 95%
Natural gas (Mcf)	120 - 140%

Operating costs and expenses:
Lease operating expense
Direct lease operating expense ($/Boe)	$6.15 - $6.40
Oil & natural gas taxes (% of oil and natural gas revenue)	8.25%

G&A expense:
Cash G&A expense ($/Boe)	$3.25 - $3.50
Non-cash stock based compensation ($/Boe)	$0.80 - $0.90

DD&A expense ($/Boe)	$17.50 - $18.50

Exploration, abandonments and G&G ($/Boe)	$1.00 - $1.50

Cash interest rate:
$300 million senior notes	8.625%
$150 million senior notes	8.000%
$300 million LIBOR fixed	1.90% + (200 - 300 bps)
Remainder of debt	LIBOR + (200 - 300 bps)

Income taxes:	38%
Percent deferred of total taxes	80 - 85%

Capital expenditures ($ in billions)	$1.1

Derivative Update

During the third quarter and early into the fourth quarter, the Company has continued to add to its oil derivative positions. For the remainder of 2010, the Company has 1.7 MMBbls of oil and 3.8 Bcf of natural gas hedged. For 2011, the Company currently has 10.1 MMBbls of oil and 12.3 Bcf of natural gas hedged. Please refer to the attached tables for more detailed information about the Company’s current derivative positions.

Conference Call Information

The Company will host a conference call on Thursday, November 4, 2010 at 9:00 a.m. Central Time to discuss the third quarter 2010 financial and operating results. Interested parties may listen to the conference call via the Company’s website at http://www.conchoresources.com or by dialing (800) 659-2037 (passcode: 24656183). A replay of the conference call will be available on the Company’s website or by dialing (888) 286-8010 (passcode: 28633317).

Forward-Looking Statements and Cautionary Statements

The foregoing contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include statements, estimates and projections regarding the Company’s future financial position, liquidity, operations, performance, business strategy, returns, capital expenditure budgets, oil and natural gas reserves, number of identified drilling locations, levels of production, drilling program, derivative activities, costs and other guidance included in this press release. These statements are based on certain assumptions made by the Company based on management’s experience, expectations and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Forward-looking statements are not guarantees of performance. Although the Company believes the expectations reflected in its forward-looking statements are reasonable and are based on reasonable assumptions, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all) or will prove to have been correct. Moreover, such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include the factors discussed or referenced in the “Risk Factors” section of the Company’s most recent Form 10-K and Form 10-Q filings SEC and risks relating to sustained or further declines in the prices we receive for our oil and natural gas; uncertainties about the estimated quantities of oil and natural gas reserves; risks related to the integration of the Marbob assets and employees with our operations; the effects of government regulation, permitting and other legal requirements, including new legislation or regulation of hydraulic fracturing; drilling and operating risks; the adequacy of our capital resources and liquidity including, but not limited to, access to additional borrowing capacity under our credit facility; difficult and adverse conditions in the domestic and global capital and credit markets; risks related to the concentration of our operations in the Permian Basin of Southeast New Mexico and West Texas; potential financial losses or earnings reductions from our commodity price risk management program; shortages of oilfield equipment, services and qualified personnel and increases in costs for such equipment, services and personnel; risks and liabilities associated with acquired properties or businesses; uncertainties about our ability to successfully execute our business and financial plans and strategies; uncertainties about our ability to replace reserves and economically develop our current reserves; general economic and business conditions, either internationally or domestically or in the jurisdictions in which we operate; competition in the oil and natural gas industry; uncertainty concerning our assumed or possible future results of operations; our existing indebtedness, as well as the significant increase in our indebtedness as a result of the Marbob acquisition; and other important factors that could cause actual results to differ materially from those projected.

Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

About Concho Resources Inc.

Concho Resources Inc. is an independent oil and natural gas company engaged in the acquisition, development and exploration of oil and natural gas properties. The Company's operations are focused in the Permian Basin of Southeast New Mexico and West Texas. In addition, the Company is involved in a number of emerging plays. For more information, visit Concho’s website at www.conchoresources.com.

Concho Resources Inc. Consolidated Balance Sheets Unaudited

	September 30,	December 31,
(in thousands, except share and per share data)	2010	2009
Assets
Current assets:
Cash and cash equivalents	$357	$3,234
Accounts receivable, net of allowance for doubtful accounts:
Oil and natural gas	99,402	69,199
Joint operations and other	101,421	100,120
Related parties	311	216
Derivative instruments	23,339	1,309
Deferred income taxes	2,551	29,284
Prepaid costs and other	11,295	13,896
Total current assets	238,676	217,258
Property and equipment, at cost:
Oil and natural gas properties, successful efforts method	3,871,715	3,358,004
Accumulated depletion and depreciation	(692,922)	(517,421)
Total oil and natural gas properties, net	3,178,793	2,840,583
Other property and equipment, net	17,105	15,706
Total property and equipment, net	3,195,898	2,856,289
Deferred loan costs, net	19,544	20,676
Intangible asset, net - operating rights	35,360	36,522
Inventory	20,903	16,255
Noncurrent derivative instruments	20,105	23,614
Other assets	11,189	471
Total assets	$3,541,675	$3,171,085
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable:
Trade	$7,133	$15,443
Related parties	474	291
Other current liabilities:
Bank overdrafts	38,551	3,415
Revenue payable	40,785	31,069
Accrued and prepaid drilling costs	174,000	164,282
Derivative instruments	27,104	62,419
Other current liabilities	62,098	60,095
Total current liabilities	350,145	337,014
Long-term debt	688,620	845,836
Deferred income taxes	677,573	603,286
Noncurrent derivative instruments	15,713	29,337
Asset retirement obligations and other long-term liabilities	21,002	20,184
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value; 300,000,000 authorized; 91,908,877 and 85,815,926 shares issued at September 30, 2010 and December 31, 2009, respectively	92	86
Additional paid-in capital	1,270,887	1,029,392
Retained earnings	518,853	306,367
Treasury stock, at cost; 27,044 and 12,380 shares at September 30, 2010 and December 31, 2009, respectively	(1,210)	(417)
Total stockholders’ equity	1,788,622	1,335,428
Total liabilities and stockholders’ equity	$3,541,675	$3,171,085

Concho Resources Inc. Consolidated Statements of Operations Unaudited

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands, except per share amounts)	2010	2009	2010	2009
Operating revenues:
Oil sales	$190,977	$121,301	$528,129	$287,786
Natural gas sales	49,519	32,193	140,077	79,042
Total operating revenues	240,496	153,494	668,206	366,828
Operating costs and expenses:
Oil and natural gas production	45,072	25,439	122,220	76,022
Exploration and abandonments	3,625	2,776	5,798	10,195
Depreciation, depletion and amortization	61,900	54,835	169,844	157,985
Accretion of discount on asset retirement obligations	405	220	1,177	799
Impairments of long-lived assets	1,922	1,131	9,234	9,686
General and administrative (including non-cash stock-based compensation of $3,152 and $2,548 for the three months ended September 30, 2010 and 2009, respectively, and $8,854 and $6,661 for the nine months ended September 30, 2010 and 2009, respectively)	15,045	12,715	46,141	38,633
Bad debt expense	6	-	578	-
(Gain) loss on derivatives not designated as hedges	66,107	7,783	(62,229)	94,435
Total operating costs and expenses	194,082	104,899	292,763	387,755
Income (loss) from operations	46,414	48,595	375,443	(20,927)
Other income (expense):
Interest expense	(12,036)	(6,809)	(34,293)	(17,379)
Other, net	(3,521)	(200)	(3,898)	(348)
Total other expense	(15,557)	(7,009)	(38,191)	(17,727)
Income (loss) before income taxes	30,857	41,586	337,252	(38,654)
Income tax benefit (expense)	(10,082)	(21,824)	(124,766)	11,973
Net income (loss)	$20,775	$19,762	$212,486	$(26,681)
Basic earnings per share:
Net income (loss) per share	$0.23	$0.23	$2.35	$(0.31)
Weighted average shares used in basic earnings per share	91,182	85,061	90,361	84,798
Diluted earnings per share:
Net income (loss) per share	$0.22	$0.23	$2.32	$(0.31)
Weighted average shares used in diluted earnings per share	92,440	86,088	91,631	84,798

Concho Resources Inc. Consolidated Statements of Cash Flows Unaudited

	Nine Months Ended
	September 30,
(in thousands)	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$212,486	$(26,681)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	169,844	157,985
Impairments of long-lived assets	9,234	9,686
Accretion of discount on asset retirement obligations	1,177	799
Exploration and abandonments, including dry holes	4,121	6,950
Non-cash compensation expense	8,854	6,661
Bad debt expense	578	-
Deferred income taxes	109,988	(21,840)
Loss on sale of assets	24	147
(Gain) loss on derivatives not designated as hedges	(62,229)	94,435
Other non-cash items	3,760	2,656
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(35,505)	(10,367)
Prepaid costs and other	(700)	(2,519)
Inventory	(4,673)	(3,979)
Accounts payable	(8,127)	5,029
Revenue payable	9,716	17,581
Other current liabilities	(15,792)	(4,465)
Net cash provided by operating activities	402,756	232,078
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures on oil and natural gas properties	(486,903)	(316,756)
Acquisition of oil and natural gas properties	(17,730)	-
Additions to other property and equipment	(3,750)	(3,716)
Proceeds from the sale of oil and natural gas properties and other assets	790	1,004
Settlements received from (paid on) derivatives not designated as hedges	(5,231)	77,590
Net cash used in investing activities	(512,824)	(241,878)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt	840,500	672,650
Payments of long-term debt	(998,000)	(656,916)
Net proceeds from issuance of common stock	219,308	-
Exercise of stock options	4,371	4,501
Excess tax benefit related to stock-based compensation	8,968	3,357
Payments for loan origination costs	(2,299)	(8,933)
Purchase of treasury stock	(793)	(292)
Bank overdrafts	35,136	(6,624)
Net cash provided by financing activities	107,191	7,743
Net decrease in cash and cash equivalents	(2,877)	(2,057)
Cash and cash equivalents at beginning of period	3,234	17,752
Cash and cash equivalents at end of period	$357	$15,695
SUPPLEMENTAL CASH FLOWS:
Cash paid for interest and fees, net of $119 and $33 capitalized interest	$27,627	$13,291
Cash paid for income taxes	$17,771	$5,598
NON-CASH INVESTING ACTIVITIES:
Deferred tax effect of acquired oil and natural gas properties	$-	$(835)

Concho Resources Inc. Summary Production and Price Data Unaudited

The following table presents selected operating information of Concho Resources Inc. for the periods indicated:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

Production and operating data:
Net production volumes:
Oil (MBbl)	2,656	1,912	7,163	5,430
Natural gas (MMcf)	7,460	5,753	20,393	16,122
Total (MBoe)	3,899	2,871	10,562	8,117

Average daily production volumes:
Oil (Bbl)	28,870	20,783	26,238	19,890
Natural gas (Mcf)	81,087	62,533	74,700	59,055
Total (Boe)	42,384	31,205	38,688	29,733

Average prices:
Oil, without derivatives (Bbl)	$71.90	$63.44	$73.73	$53.00
Oil, with derivatives (Bbl) (a)	$72.29	$70.75	$72.06	$65.96
Natural gas, without derivatives (Mcf)	$6.64	$5.60	$6.87	$4.90
Natural gas, with derivatives (Mcf) (a)	$7.21	$6.19	$7.38	$5.48
Total, without derivatives (Boe)	$61.68	$53.46	$63.27	$45.19
Total, with derivatives (Boe) (a)	$63.04	$59.51	$63.12	$55.00

Operating costs and expenses per Boe:
Lease operating expenses and workover costs	$5.70	$4.81	$6.07	$5.74
Oil and natural gas taxes	$5.86	$4.05	$5.50	$3.63
Depreciation, depletion and amortization	$15.88	$19.10	$16.08	$19.46
General and administrative	$3.86	$4.43	$4.37	$4.76

(a) Includes the effect of the cash settlements received from (paid on) commodity derivatives not designated as hedges and reported in operating costs and expenses. The following table reflects the amounts of cash settlements received from (paid on) commodity derivatives not designated as hedges that were included in computing average prices with derivatives and reconciles to the amount in gain (loss) on derivatives not designated as hedges as reported in the consolidated statements of operations:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands)	2010	2009	2010	2009

Gain (loss) on derivatives not designated as hedges:
Cash (payments on) receipts from oil derivatives	$1,034	$13,971	$(11,951)	$70,383
Cash receipts from natural gas derivatives	4,258	3,395	10,378	9,227
Cash payments on interest rate derivatives	(1,224)	(1,241)	(3,658)	(2,020)
Unrealized mark-to-market gain (loss) on commodity and interest rate derivatives	(70,175)	(23,908)	67,460	(172,025)
Gain (loss) on derivatives not designated as hedges	$(66,107)	$(7,783)	$62,229	$(94,435)

Concho Resources Inc.
Supplemental Non-GAAP Financial Measures
Unaudited

EBITDAX (as defined below) is presented herein, and reconciled from the generally accepted accounting principle (“GAAP”) measure of net income because of its wide acceptance by the investment community as a financial indicator of a company’s ability to internally fund exploration and development activities.

We define EBITDAX as net income (loss), plus (1) exploration and abandonments expense, (2) depreciation, depletion and amortization expense, (3) accretion expense, (4) impairments of long-lived assets, (5) non-cash stock-based compensation expense, (6) bad debt expense, (7) unrealized (gain) loss on derivatives not designated as hedges, (8) interest expense and (9) federal and state income taxes. EBITDAX is not a measure of net income or cash flow as determined by GAAP.

Our EBITDAX measure provides additional information which may be used to better understand our operations. EBITDAX is one of several metrics that we use as a supplemental financial measurement in the evaluation of our business and should not be considered as an alternative to, or more meaningful than, net income, as an indicator of our operating performance. Certain items excluded from EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic cost of depreciable assets, none of which are components of EBITDAX. EBITDAX as used by us may not be comparable to similarly titled measures reported by other companies. We believe that EBITDAX is a widely followed measure of operating performance and is one of many metrics used by our management team and by other users of our consolidated financial statements. For example, EBITDAX can be used to assess our operating performance and return on capital in comparison to other independent exploration and production companies without regard to financial or capital structure, and to assess the financial performance of our assets and our company without regard to capital structure or historical cost basis.

The following table provides a reconciliation of net income (loss) to EBITDAX:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands)	2010	2009	2010	2009

Net income (loss)	$20,775	$19,762	$212,486	$(26,681)
Exploration and abandonments	3,625	2,776	5,798	10,195
Depreciation, depletion and amortization	61,900	54,835	169,844	157,985
Accretion of discount on asset retirement obligations	405	220	1,177	799
Impairments of long-lived assets	1,922	1,131	9,234	9,686
Non-cash stock-based compensation	3,152	2,548	8,854	6,661
Bad debt expense	6	-	578	-
Unrealized mark-to-market (gain) loss on derivatives not designated as hedges	70,175	23,908	(67,460)	172,025
Interest expense	12,036	6,809	34,293	17,379
Income tax expense (benefit)	10,082	21,824	124,766	(11,973)
EBITDAX	$184,078	$133,813	$499,570	$336,076

The following tables provide information that the Company believes may be useful to investors who follow the practice of some industry analysts who adjust reported company earnings and cash flow from operating activities to match realizations to production settlement months and make other adjustments to exclude certain non-cash items. The following table provides a reconciliation of net income (loss) (GAAP) to adjusted net income (non-GAAP):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands, except per share amounts)	2010	2009	2010	2009

Net income (loss) - as reported	$20,775	$19,762	$212,486	$(26,681)

Adjustments for certain non-cash items:
Unrealized mark-to-market (gain) loss on derivatives not designated as hedges	70,175	23,908	(67,460)	172,025
Impairments of long-lived assets	1,922	1,131	9,234	9,686
Leasehold abandonments	3,176	182	3,903	4,610
Tax impact (a)	(24,614)	(13,241)	20,100	(57,760)
Adjusted net income	$71,434	$31,742	$178,263	$101,880

Adjusted basic earnings per share:
Adjusted net income per share	$0.78	$0.37	$1.97	$1.20
Weighted average shares used in adjusted basic earnings per share	91,182	85,061	90,361	84,798

Adjusted diluted earnings per share:
Adjusted net income per share	$0.77	$0.37	$1.95	$1.19
Weighted average shares used in adjusted diluted earnings per share	92,440	86,088	91,631	85,905

(a) The tax impact is computed utilizing the Company's statutory effective federal and state income tax rates. The income tax rates for the three months ended September 30, 2010 and 2009 was approximately 32.7% and 52.5%, respectively, and approximately 37.0% and 31.0% for the nine months ended September 30, 2010 and 2009, respectively.

The following table provides a reconciliation of cash flow from operating activities (GAAP) to adjusted cash flow (non-GAAP):

	Nine Months Ended
	September 30,
(in thousands)	2010	2009

Cash flows from operating activities	$402,756	$232,078
Settlements received from (paid on) derivatives not designated as hedges (a)	(5,231)	77,590
Adjusted cash flows	$397,525	$309,668

(a) Amounts are presented in cash flows from investing activities for GAAP purposes.

Concho Resources Inc. Costs Incurred Unaudited

The following table provides the costs incurred for the three and nine months ended September 30, 2010 and 2009:

Costs incurred for oil and natural gas producing activities (a)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands)	2010	2009	2010	2009

Property acquisition costs:
Proved	$3,762	$(467)	$17,501	$(1,475)
Unproved	10,874	7,618	31,903	12,200
Exploration	74,740	26,065	136,673	111,005
Development	88,310	64,554	334,222	179,783
Total costs incurred for oil and natural gas properties	$177,686	$97,770	$520,299	$301,513

(a) The costs incurred for oil and natural gas producing activities includes the following amounts of asset retirement obligations:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands)	2010	2009	2010	2009

Proved property acquisition costs	$-	$-	$-	$-
Exploration costs	321	(70)	573	150
Development costs	197	309	(1,227)	(2,418)
Total	$518	$239	$(654)	$(2,268)

Concho Resources Inc. Derivatives Information at November 3, 2010 Unaudited

The table below provides data associated with our derivatives at November 3, 2010.

	Fourth
	Quarter
	2010	2011	2012	2013	2014	2015

Oil Swaps
Volume (Bbl)	1,651,936	10,114,746	7,181,000	1,380,000	1,248,000	600,000
NYMEX price (Bbl) (a)	$76.43	$82.98	$90.61	$82.58	$83.94	$84.50

Natural Gas Swaps
Volume (MMBtu)	2,258,000	10,776,000	300,000	-	-	-
NYMEX price (MMBtu) (b)	$6.03	$6.58	$6.54	-	-	-

Natural Gas Collars
Volume (MMBtu)	1,500,000	1,500,000	-	-	-	-
NYMEX price (MMBtu) (b)
Ceiling	$6.80	$6.80	-	-	-	-
Floor	$6.00	$6.00	-	-	-	-

Natural Gas Basis Swaps
Volume (MMBtu)	2,100,000	7,200,000	-	-	-	-
Price differential ($/MMBtu) (c)	$0.85	$0.79	-	-	-	-

Interest Rate Swap
Notional Amount	$300,000,000	$300,000,000	$300,000,000	-	-	-
Annual Rate (d)	1.90%	1.90%	1.90%	-	-	-

(a)	The index prices for the oil contracts are based on the NYMEX-West Texas Intermediate monthly average futures price.
(b)	The index prices for the natural gas contracts are based on the NYMEX-Henry Hub last trading day of the month futures price.
(c)	The basis differential between the El Paso Permian delivery point and NYMEX-Henry Hub delivery point.
(d)	The index rate is based on the one-month LIBOR. Interest rate swap contracts terminate in May 2012.

CONTACT:
Concho Resources Inc.
Toffee McAlister, 432-683-7443
Manager of Investor Relations